Kobex Resources Ltd.

1605-750 West Pender Street, Vancouver, BC  V6C 2T8 Canada

Tel: (604) 484-6228  Fax: (604) 688-9336  email: kobex@telus.net

August 21, 2003

Mr. Duane Poliquin

Almaden Minerals Ltd.

1103-750 West Pender Street

Vancouver, BC

V6C 2T8

Dear Mr. Poliquin:

This will confirm our agreement to the effect that Kobex Resources Ltd. (“Kobex”) is prepared to offer the following terms in order to earn up to a 60% undivided interest in and to the mineral properties (hereinafter called “the property”) known as the Mor, Caribou Creek and Cabin Lake properties located in south central Yukon.

1.

In order to earn a 50% undivided interest in the property, Kobex must:

a)

Issue 100,000 shares in its capital to Almaden Resources Ltd. (“Almaden”) upon receipt of regulatory approval,

b)

Commit to expend $50,000 in exploration by August 31, 2004,

c)

At Kobex’s option, complete a further $450,000 in exploration work by August 31, 2007 and issue an additional 300,000 shares in it’s capital to Almaden as follows:

i)

100,000 shares on or before August 31, 2005;

ii)

100,000 shares on or before August 31, 2006;

iii)

100,000 shares on or before August 31, 2007.

2.

Upon Kobex’s fulfillment of all of the provisions under paragraph 1 hereof, Kobex shall be deemed to have earned a 50% undivided interest in the property.

3.

Provided Kobex has earned a 50% interest in the property under the terms hereof, Kobex is hereby granted 90 days commencing from date of vestiture in which to accept a further option to earn an additional 10% interest in the property by expending a further $500,000 on or before August 31, 2008 and the issuance of 100,000 shares of its capital.

4.

At any time after Kobex has earned it’s 50% undivided interest in the property or 60% as provided for under the terms of paragraphs 2 and 3 hereof, both parties shall enter into a joint venture agreement and thereafter contribute funding in accordance to their respective interests.

5.

Up to the date Kobex has earned it’s interest under the terms hereof, Kobex must pay all taxes and complete all assessment work requirements.  If Kobex relinquishes it’s interest to any of the claims, such claims must be returned to Almaden in good standing for at least 90 days.

6.

At the commencement of commercial production, Kobex must issue an additional 500,000 shares in it’s capital to Almaden.

7.

As between the parties hereto, Kobex shall be the operator during the earn-in period and will remain the operator after it has earned it’s interest under the terms hereof.  If Kobex’s interest falls below 50% then Almaden can request a change of operator.  When Kobex becomes vested in the properties, the operator may charge a management fee not to exceed 7% on all expenditures during the exploration and development phase and 3% on all expenditures for construction and operations.

8.

Any additional mineral property/properties acquired by either party hereto, whether by lease, purchase or otherwise, which is located one (1) kilometer distant from any point of the outside perimeter of the subject property such additional mineral property/properties shall form part of the property and become subject to the terms of this agreement.

9.

Once Kobex has fulfilled its obligations under the provision of paragraph 1 hereof, this option shall be deemed to have been exercised.

10.

Once the parties have entered into a joint venture agreement, any party failing to participate by not providing its respective share of expenditures, such non contributing party shall be diluted based on a formula under the terms of which once either party has been diluted below 15%, the interest of the diluted party will be replaced by a 2% NSR.

11.

This Agreement shall be subject to the approval and the acceptance of the subject property as a “Property of Merit” by the TSX Venture Exchange.

If the terms as set out in the foregoing are acceptable to you please signify your acceptance thereof in the space provided below and return a copy to Kobex’s Vancouver offices.

KOBEX RESOURCES LTD.

    “Evan Koblanski”

Per:

 Evan Koblanski, President

ACCEPTED AND AGREED to this  21   day of August, 2003

ALMADEN MINERALS LTD.

   “Duane Poliquin”

Per:

  Duane Poliquin, President

APPENDIX  “A”

List of Claims and Claim Status Comprising the

Mor, Caribou Creek, and Cabin Lake Properties

Watson Lake Mining Division, Yukon

Claim Name and No.	Grant Number	Expiry Date
MOR
MOR 1 – 4	YB89971 - YB89974	2012/04/29
MOR 5 - 8	YB91626 - YB91629	2009/04/29
MOR 9 – 12	YB91820 - YB91823	2009/04/29
MOR 13 – 52	YB92029 - YB92068	2010/04/29

CARIBOU CREEK
CC 7 – 30	YB89118 - YB89141	2010/04/14
CC 31 – 44	YB89977 - YB89990	2010/04/14
CC 45 – 54	YB91616 - YB91625	2005/09/14

CABIN LAKE
C.L. 1	YB89142	2004/04/14
C.L. 3	YB89144	2004/04/14
C.L. 5	YB89146	2004/04/14
C.L. 7	YB89148	2004/04/14
C.L. 9	YB89150	2004/04/14
C.L. 11	YB89152	2004/04/14
C.L. 13	YB89154	2004/04/14
C.L. 17 – 23	YB89158 – YB89164	2004/04/14
C.L. 25 – 45	YB89165 – YB89185	2004/04/14
C.L. 49 –100	YB89216 – YB89267	2004/04/14
C.L. 101 – 120	YB89643 – YB89662	2004/04/14